Exhibit 4.91

The Loan Agreement (the "Agreement") is entered into as of July, 2013 among the following parties in Beijing, the People's Republic of China (the "PRC"):

LENDER: Zhengyong Information Technology (Shanghai) Co., Ltd.
Registered address: Room 1312, Dong fang Road, Shanghai, PRC.

BORROWER A: Wei Cui
ID No.: 140302198005302419

BORROWER B: Haibin Wang
ID No.: 220281198303220016

Borrower A and Borrower B are collectively referred to as the "Borrowers".

WHEREAS,

1.	Lender is organized and existing foreign-owned enterprises in accordance with Chinese law.

2.
The Borrowers desire to establish Wangxun (Beijing) Technology Co.,Ltd (the “Company”), whose registered capital will be RMB1,000,000 and the consideration paid for acquisition is RMB50,000,000. Borrower A and Borrower B will respectively hold60% and 40% of the equity interest in the Company.

3.	The Lender agrees to provide the Loan to Borrowers.

THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development, through friendly negotiation, the Parties hereby enter into the following agreements.

ARTICLE 1. LOAN

1.1 Lender agrees to provide the Loan to Borrowers as follows: providing RMB3,000,000 to Borrower A, and RMB2,000,000 to Borrow B.

1.2 The Loan shall only be used by Borrowers to the contribution of the registered capital of the Company. Without Lender's prior written consent, Borrowers shall not use the Loan for any other purpose or transfer or pledge their interests in the Company to any third party.

ARTICLE 2. PAYMENT TERMS

2.1 Lender shall pay the loan amount as specified account within ten days after signing this agreement.

ARTICLE 3. LOAN TERMS, REPAYMENT AND INTERESTS

3.1 Term for such loan shall be ten (10) years which may be extended upon the agreement of Parties

3.1.1 Borrowers decease or become a person without legal capacity or with limited legal capacity;

3.1.2 Borrowers commit a crime or are involved in a criminal act; or

3.1.3 Lender or its designated assignee can legally purchase Borrower's interest in the Company under the PRC law and Lender chooses to do so.

3.2 Borrowers can only repay the Loan by transferring all of their interests in the Company obtained by using the Loan to Lender or a third party designated by Lender when such transfer is permitted under the PRC law. Lender and Borrowers hereby jointly agree and confirm that Lender has the right to, but has no obligation to, purchase or designate a third party (legal person or natural person) to purchase all or part of Borrowers' shares in the Company at a price equal to the amount of the Loan when such purchase is allowed under the PRC law. If Lender or the third party assignee designated by Lender only purchases part of Borrowers' interest in the Company, the purchase price shall be reduced on a pro rata basis.

3.3 In the event when Borrowers transfer their shares in the Company to Lender or a third party transferee designated by Lender, (i) if the actual transfer price paid by Lender or the third party transferee equals or is less than the principal amount of the Loan, the Loan shall be deemed as interest free; or (ii) if the actual transfer price paid by Lender or the third party transferee is higher than the principal amount of the Loan, the amount exceeding the principal amount of the Loan shall be deemed as an interest accrued on the Loan and paid by Borrowers to Lender in full.

ARTICLE 4. CONFIDENTIALITY

Without prior approval of the parties, any party shall keep confidential the content of the agreement, and shall not disclose to any other person the content of the agreement or make any public disclosure of the content hereof. However, the article does not make any restrictions on (i) any disclosure made in accordance with relevant laws or regulations of any stock exchange market; (ii) any disclosed information which may be obtained through public channels, and is not caused so by the defaulting of the disclosing party; (iii) any disclosure to shareholders, legal consultants, accountants, financial consultants and other professional consultants of any parties; or (iv) disclosure made to one party's potential buyer of shares/assets, other investors, debt or share financing providers, and the receiving party shall make proper confidentiality undertakings (in the event that the transfer party is not Lender, the approval from Lender shall be obtained as well).

ARTICLE 5. SETTLEMENT OF DISPUTES

5.1 This agreement’s signing, validity, interpretation, execution, performance, termination and disputes settlement is governed by Chinese law.

5.2 Any dispute arising from the performance of this Agreement shall be first subject to the Parties' friendly consultations. If such consultation fails, such dispute can be submitted to arbitration.
The arbitration shall be administered by the Beijing branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission in Beijing. The arbitration award shall be final and binding on the Parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.

ARTICLE 6 EFFECTIVENESS

6.1This Agreement shall become effective after the execution of the Parties. The Agreement can be terminated by one Party through sending a written notice to the other Parties thirty days prior to the termination. Otherwise any Party shall not terminate this Agreement unilaterally without the mutual agreement of the Parties.

ARTICLE 7 AMENDMENT

7.1 Upon the effectiveness of the agreement, the parties shall fully perform the agreement. Any modifications of the agreement shall only be effective in written form through consultations of the parties. Any modification and supplementary to this Agreement after signed by both Parties, become an integral part of this Agreement, and has the same legal force with this Agreement.

ARTICLE 8.MISCELLANEOUS

8.1 Subject headings and quotes of this agreement are used for convenience, it doesn’t affect the contents and interpretation of the text of the agreement.

8.2 For matters not covered in this agreement, the parties entered into a supplemental agreement as an annex to the agreement, the supplementary agreement is an integral part of this agreement, shall have the same legal effect with this agreement.

8.3 Part of the terms of this contract is invalid or unenforceable shall be without prejudice to any other provision valid and enforceable.

8.4 This agreement is executed in two (2) counterparts, Each Party shall each hold one counterpart.

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[Execution page only]

LENDER:

Zhengyong Information Technology (Shanghai)  Co., Ltd.Seal:
Authorized Representative:

BORROWER A: Wei Cui

(Signature)

BORROWER B: Haibin Wang
 (Signature)